Investors Real Estate Trust Announces Closing of Construction Loan
MINOT, N.D., January 28, 2015 /PRNewswire/ -- Investors Real Estate Trust (NYSE:IRET) (NYSE:IRET PR) (NYSE:IRET PRB) announced that IRET-71 France, LLC, a joint venture entity in which IRET Properties, a North Dakota Limited Partnership, owns a 53% interest, has closed on a construction loan with a borrowing capacity of up to $50.75 million. This loan was placed with PNC Bank, National Association, as Administrative Agent for the Lender.  The loan has a maturity date of July 1, 2018, is interest-only until maturity, and has a variable interest rate reset each month at 2.25% in excess of 30 day LIBOR, with the rate reset to 2.10% in excess of 30-day LIBOR when the development securing the loan provides cash flow to support a 1.10 times debt-service coverage ratio.  The loan has one twelve month extension option; if this option is exercised, the loan would begin amortizing principal over a thirty year period beginning July 1, 2018.
IRET-71 France, LLC is developing, in three phases, a 241-unit, market-rate apartment project with 22,064 square feet of commercial retail space in Edina, Minnesota.  The project commenced construction in the summer of 2014. The first phase of the project is expected to open in summer 2015, with the second and third phases currently projected to open in fall 2015 and summer 2016, respectively. The project is located at 7161, 7141 and 7121 France Avenue South in Edina, Minnesota.
About Investors Real Estate Trust
Investors Real Estate Trust is a self-advised equity real estate investment trust. Its business consists of owning and operating income-producing multifamily residential and commercial properties located primarily in the upper Midwest states of Minnesota and North Dakota. Investors Real Estate Trust is based in Minot, North Dakota, and has additional offices in Minneapolis and St. Cloud, Minnesota.
Safe Harbor
Statements about IRET's future expectations and all other statements in this press release other than historical facts are subject to various risks and uncertainties, and are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.
CONTACT:  Cindy Bradehoft
          Director of Investor Relations
          10500 Crosstown Circle, Suite 105
          Eden Prairie, MN 55344
          Phone: 952.401.4835
          Fax: 952.401.7058
          E-Mail: cbradehoft@iret.com